Exhibit 97

CLAWBACK POLICY

    This clawback policy (the “Policy”) of Werner Enterprises, Inc. (the “Company”), effective as of December 1, 2023 (the “Effective Date”), is to further the Company’s pay-for-performance compensation philosophy.
1.Interpretation. The Policy shall be interpreted to comply with the clawback listing standards (“Clawback Standards”) of the Nasdaq, the securities exchange on which the Company has listed securities (“Exchange”). The U.S. Securities and Exchange Commission (“SEC”) approved the Clawback Standards under Section 10D of the Securities and Exchange Act of 1934 and Rule 10D-1 of Chapter 17 of the Code of Federal Regulations. To the extent the Policy is in any manner deemed inconsistent with the Clawback Standards, it shall be treated as retroactively amended to be compliant therewith from the Effective Date.
2.Supplemental Effect. For so long as the Policy is in effect, it supplements any other Company clawback policies, whether adopted prior to or after the Effective Date. Except as otherwise determined by the Compensation Committee (“Committee”) of the Company’s Board of Directors, the Policy does not limit, and is intended to apply in addition to, any other clawback, recoupment, reimbursement, forfeiture or similar policies or provisions of the Company or its affiliates, including without limitation those contained in any employment or award agreement or bonus, incentive, or equity plan or program, or those required under applicable law (“Other Recoupment Arrangements”). The remedies provided for herein are not exclusive and shall be in addition to every other right or remedy that may be available to the Company or an affiliate by law or in equity or under Other Recoupment Arrangements.
3.Definitions. The Clawback Standards pertain to and define “Incentive-Based Compensation” (compensation that is granted, earned, or vested based wholly or in part upon the attainment of a “Financial Reporting Measure”). For purposes of the Policy, these terms, and the terms “Executive Officer” and “Received,” shall have the same meaning as in such standards.
4.Application of the Policy. The Policy shall only apply to Incentive-Based Compensation Received by an Executive Officer and only in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
5.Recovery Period. The Policy applies to Incentive-Based Compensation Received by an Executive Officer during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in Section 4, provided that such compensation was Received after beginning service as an Executive Officer and that such person served as an Executive Officer at any time during the performance period applicable to the Incentive-Based Compensation in question. For purposes of the Policy, the date that the Company is required to prepare an accounting restatement shall be determined pursuant to the Clawback Standards.
Notwithstanding the foregoing, the Policy shall only apply if the Incentive-Based Compensation is Received (1) while the Company has a class of securities listed on the Exchange and (2) on or after October 2, 2023. Under the Clawback Standards, the Policy applies, in the circumstances set forth therein, to Incentive-Based Compensation Received during a transition period arising due to a change in the Company’s fiscal year.
6.Erroneously Awarded Compensation. The amount of Incentive-Based Compensation subject to the Policy (“Erroneously Awarded Compensation”) is the amount of Incentive-Based Compensation Received by an Executive Officer that exceeds the amount of Incentive Based-Compensation that otherwise would have been Received had it been determined based on the restated amounts and shall be computed without regard to any taxes paid.
For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (1) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received; and (2) the Company must maintain documentation of the reasonable estimate determination and provide such documentation to the Exchange.
7.Clawback Procedures. The Company shall recover, reasonably promptly, any Erroneously Awarded Compensation except to the extent that the conditions of paragraphs (a), (b), or (c) below apply. The Committee shall determine, in its sole discretion, the recoupment, reimbursement and/or forfeiture method and schedule for each type and amount of Erroneously Awarded Compensation in a manner that complies with this “reasonably promptly” requirement. In making these and other determinations under the Policy, the Committee may consider, without limitation, applicable legal guidance from the SEC, judicial opinion, and federal and local employment, tax and other laws and regulations. The determination of “reasonably promptly” may vary from case to case.
The Committee is authorized to adopt additional rules for applying the Policy, including without limitation rules to further describe what recoupment, reimbursement or forfeiture methods or repayment schedules satisfy this requirement. Recoupment, reimbursement, and/or forfeiture methods may include, without limitation, any one or more of the following: requiring reimbursement of cash Erroneously Awarded Compensation previously paid; seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; cancelling or rescinding some or all outstanding vested or unvested equity-based awards; adjusting or withholding from unpaid compensation or other set-off; cancelling or setting-off against planned future grants of equity-based awards; and/or any other method unless prohibited by applicable law.
Notwithstanding the foregoing, unless otherwise prohibited by applicable law, to the extent the Policy provides for recovery of Erroneously Awarded Compensation already recovered from the recipient by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recoupment Arrangements, the amount of Erroneously Awarded Compensation already recovered may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to the Policy from such person.
No recovery of compensation under the Policy will be an event giving rise to an Executive Officer’s right to resign for “good reason” or to consider a termination to be “constructive” as such terms, or similar terms, are used in any agreement between the Company and any such person or in any Company policy, award or compensation program. Erroneously Awarded Compensation need not be recovered if the Committee has made a determination that recovery would be impracticable and if:
(a) the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange;
(b) recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation and shall provide such opinion to the Exchange; or
(c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
8.Committee Decisions. Decisions of the Committee with respect to the Policy shall be final, conclusive and binding on all Executive Officers. The Committee may consider the particular facts and circumstances applicable to the Company and each Executive Officer’s particular compensation arrangement.
9.No Indemnification. Notwithstanding anything to the contrary in any other Company policy, any Company governing document, or any agreement between the Company and an Executive Officer, no Executive Officer shall be indemnified by the Company against the loss of any Erroneously Awarded Compensation.
10.Policy Acknowledgement by Executive Officers. The Committee shall take reasonable steps to inform Executive Officers of the Policy. It may obtain or require Executive Officer acknowledgements to the Policy, but receipt of acknowledgements is not a precondition to enforcement of the Policy. For so long as it is in effect, the Policy is automatically incorporated by reference into the terms and conditions of, and any and all agreements with respect to, Incentive-Based Compensation program.
11.Amendment. The Committee may modify, amend, supplement, rescind or replace all or any portion of the Policy at any time and from time to time and shall promptly amend the Policy as it deems necessary to comply with applicable law or the Clawback Standards.